www.dlhcorp.com

April 12, 2022

Kevin Wilson

Dear Kevin,

This letter agreement will confirm the mutual understandings that we have agreed upon concerning your employment position transition with DLH Holdings Corp. (“DLH” or the “Company”).

Effective May 16, 2022 (the “Transition Date”) you acknowledge and agree that your executive officer position with DLH as the President – Health and Logistics Services operating unit and as the President of DLH Solutions, Inc. will discontinue and terminate. However, as we have discussed, commencing on the Transition Date, you will remain an employee of DLH in the capacity of Strategic Advisor reporting to the CEO, which is a non-executive position. In your capacity as Strategic Advisor, you will provide such services to DLH as agreed upon by you and the Chief Executive Officer of DLH and you shall devote such time and attention to the discharge of your duties as may be necessary and appropriate to accomplish and complete such duties (as a casual employee).

Effective with the Transition Date, your new casual employee status and compensation terms are as outlined in the internal memorandum provided to you on the date of this letter agreement, receipt of which is hereby acknowledged. You will be eligible for such benefits as available to similarly situated employees.

DLH agrees that effective on the Transition Date, subject to your execution and non-revocation of an appropriate release agreement, you shall be eligible to receive a 67% (8 of 12 months) pro-rated incentive bonus for fiscal year 2022 (through the Transition Date) targeted at 50% of your current annual base salary, subject to (i) the achievement of the audited applicable performance targets and (ii) your continued employment with DLH through the date on which it is determined that any such bonus has been earned. In addition, the Company designed a Long-Term Incentive Plan intended for its executive officers under which you were granted 21,081 performance-based restricted stock units pursuant to a Performance-Based Restricted Stock Unit Award Agreement dated December 9, 2020 (the “PRSU Agreement”), issued under DLH’s 2016 Omnibus Equity Incentive Plan, as amended (the “Plan”). As of the date of this letter, such award was unvested. You acknowledge and agree that upon the Transition Date, you forfeit and surrender any and all rights to any amounts or benefits under the PRSU Agreement.

This letter sets forth the entire agreement between the parties concerning its subject matter and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the date of this letter regarding its terms; provided, however, that the restrictive covenants and confidentiality obligations as set forth in your prior agreements with the Company, including the PRSU Agreement, shall remain in full force and effect and you continue to be bound by all Company policies and rules generally applicable to DLH employees.

Atlanta HQ 3565 Piedmont Road NE Tower 3, Suite 700 Atlanta, GA 30305	National Capital Region HQ 8757 Georgia Ave Suite 1200 Silver Spring, MD 20910

www.dlhcorp.com

To indicate your agreement with the terms of this letter, please sign this letter in the space provided below and return it to me.

Sincerely,

DLH Holdings Corp.		Agreed and accepted as of the date set forth above:

By:	/s/ Zachary C. Parker	By:	/s/ Kevin Wilson
Name:	Zachary C. Parker		Kevin Wilson
Title:	Chief Executive Officer and President

Atlanta HQ 3565 Piedmont Road NE Tower 3, Suite 700 Atlanta, GA 30305	National Capital Region HQ 8757 Georgia Ave Suite 1200 Silver Spring, MD 20910